Exhibit 99.1

AgeX Therapeutics Reports First Quarter 2021 Financial Results and

Provides Business Update

●	Sponsored research at The Ohio State University to Generate Proof-of-Concept Animal Data for AgeX’s Brown Adipose Tissue (BAT) Cell Therapy Candidate for Diabetes and Obesity

●	Announced Preprint Article Relating to Regeneration, Aging, and Cancer

ALAMEDA, Calif.—(BUSINESS WIRE)—May 17, 2021—AgeX Therapeutics, Inc. (“AgeX”; NYSE American: AGE), a biotechnology company developing therapeutics for human aging and regeneration, reported its financial and operating results for the quarter ended March 31, 2021.

Recent Highlights

●	AgeX entered into a sponsored research agreement with The Ohio State University using AgeX’s brown adipocyte tissue (BAT) cell therapy candidate AgeX-BAT1 in mice to determine whether transplantation of AgeX-BAT1 cells may improve diet-induced obesity, metabolic health including glucose metabolism, and cardiac function. Loss of non-shivering thermogenic BAT, also known as brown or good fat, in humans with aging is associated with obesity, type II diabetes, and cardiovascular disease. The research will utilize AgeX’s proprietary BAT cellular product candidate AgeX-BAT1.

●	AgeX announced the online publication of data relating to regeneration, aging, and cancer in bioRxiv. The paper titled “Differential Expression of α, β, and γ Protocadherin Isoforms During Differentiation, Aging, and Cancer” presents for the first time data relating to mechanisms cells may use in the process of regeneration. The paper discloses alterations in certain genes that may prevent regeneration from occurring in adult humans. It also provides evidence that the family of genes may be involved in a wide array of human cancers.

Liquidity and Capital Resources

Disposition of LifeMap Sciences

On March 15, 2021, AgeX received gross proceeds of approximately $466,400 from the disposition of its interest in a majority owned subsidiary, LifeMap Sciences, Inc. (“LifeMap Sciences”), through a cash-out merger. Additionally, as a pre-requisite to the closing of the cash-out merger, AgeX received $250,000 from LifeMap Sciences as a repayment of a portion of inter-company indebtedness due to AgeX.

Amendment to 2019 Loan Agreement

On February 10, 2021, AgeX entered into an amendment to its 2019 Loan Facility Agreement with Juvenescence Limited (“Juvenescence”). The Amendment extends the maturity date of loans under the agreement to February 14, 2022 and increases the amount of the loan facility by $4.0 million. All loans in excess of the initial $2.0 million that AgeX previously borrowed are subject to Juvenescence’s discretion. In April 2021, AgeX drew $0.5 million from the increased loan facility.

At-the-Market Offering Facility

During January 2021 AgeX entered into a sales agreement with Chardan Capital Markets LLC (“Chardan”) for the sale of shares of AgeX common stock in at-the-market (“ATM”) transactions. In accordance with the terms of the sales agreement, AgeX may offer and sell shares of common stock having an aggregate offering price of up to $12.6 million through Chardan acting as the sales agent. In March 2021, AgeX raised approximately $496,000 in gross proceeds through the sale of shares of common stock.

Going Concern Considerations

As required under Accounting Standards Update 2014-15, Presentation of Financial Statements-Going Concern (ASC 205-40), AgeX evaluates whether conditions and/or events raise substantial doubt about its ability to meet its future financial obligations as they become due within one year after the date its financial statements are issued. Based on AgeX’s most recent projected cash flows, AgeX believes that its cash and cash equivalents and available sources of debt and equity capital would not be sufficient to satisfy AgeX’s anticipated operating and other funding requirements for the twelve months following the filing of AgeX’s Quarterly Report on Form 10-Q for the three months ended March 31, 2021. These factors raise substantial doubt regarding the ability of AgeX to continue as a going concern.

Balance Sheet Information

Cash, and cash equivalents, and restricted cash totaled $0.9 million as of March 31, 2021. Since April 1, 2021, AgeX has received an additional $0.5 million of cash through a loan from Juvenescence and through research grants.

First Quarter 2021 Operating Results

The following comparisons exclude the impact of the operations of LifeMap Sciences which have been presented in our consolidated financial results as discontinued operations. The results of operations and cash flows for LifeMap Sciences are reported as discontinued operations for all periods presented in our consolidated financial statements.

Revenues: Total Revenues for the first quarter of 2021 were $56,000 as compared with $89,000 in the same period in 2020, primarily comprised of allowable expenses under a research grant from the NIH.

Research and development expenses decreased by approximately $0.9 million to $0.3 million during the three months ended March 31, 2021 from $1.2 million during the same period in 2020. The decrease was primarily attributable to the scaled down research and development related activities following the layoff of 11 employees in May 2020 and shutdown of our laboratory facilities with the expiration of our lease agreement as of December 31, 2020.

General and administrative expenses for the three months ended March 31, 2021 increased by $0.1 million to $2.0 million as compared to $1.9 million during the same period in 2020 due to certain non-recurring projects during 2021 offset by a decrease in facilities, rent and overhead expenses following the expiration of our office and laboratory lease agreement on December 31, 2020. Effective January 1, 2021, we relocated our principal offices under a one year leased space at a base monthly rent of $947 that includes office space, office furniture rental, janitorial services, utilities and internet service.

Other income, net: Other income, net in 2021 consist primarily of $437,000 income from the forgiveness of our PPP Loan including accrued interest on February 19, 2021, offset by amortization of deferred debt cost to interest expense. Other expense, net in 2020 consists primarily of amortization of deferred debt cost to interest expense.

About AgeX Therapeutics

AgeX Therapeutics, Inc. (NYSE American: AGE) is focused on developing and commercializing innovative therapeutics to treat human diseases to increase healthspan and combat the effects of aging. AgeX’s PureStem® and UniverCyte™ manufacturing and immunotolerance technologies are designed to work together to generate highly defined, universal, allogeneic, off-the-shelf pluripotent stem cell-derived young cells of any type for application in a variety of diseases with a high unmet medical need. AgeX has two preclinical cell therapy programs: AGEX-VASC1 (vascular progenitor cells) for tissue ischemia and AGEX-BAT1 (brown fat cells) for Type II diabetes. AgeX’s revolutionary longevity platform induced Tissue Regeneration (iTR™) aims to unlock cellular immortality and regenerative capacity to reverse age-related changes within tissues. HyStem® is AgeX’s delivery technology to stably engraft PureStem or other cell therapies in the body. AgeX is seeking opportunities to establish licensing and collaboration arrangements around its broad IP estate and proprietary technology platforms and therapy product candidates.

For more information, please visit www.agexinc.com or connect with the company on Twitter, LinkedIn, Facebook, and YouTube.

Forward-Looking Statements

Certain statements contained in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not historical fact including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates” should also be considered forward-looking statements. Forward-looking statements involve risks and uncertainties. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect the business of AgeX Therapeutics, Inc. and its subsidiaries, particularly those mentioned in the cautionary statements found in more detail in the “Risk Factors” section of AgeX’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the Securities and Exchange Commissions (copies of which may be obtained at www.sec.gov). Subsequent events and developments may cause these forward-looking statements to change. AgeX specifically disclaims any obligation or intention to update or revise these forward-looking statements as a result of changed events or circumstances that occur after the date of this release, except as required by applicable law.

Contact for AgeX:
Andrea Park
apark@agexinc.com
(510) 671-8620

AGEX THERAPEUTICS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS, EXCEPT PAR VALUE AMOUNTS)

	March 31, 2021	December 31, 2020
ASSETS	(Unaudited)
CURRENT ASSETS
Cash and cash equivalents	$809	$527
Accounts and grants receivable, net	48	326
Prepaid expenses and other current assets	1,285	1,430
Total current assets	2,142	2,283

Deposits and other long-term assets	50	50
Intangible assets, net	968	1,592
TOTAL ASSETS	$3,160	$3,925

LIABILITIES AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$1,198	$1,656
Loan due to Juvenescence, net of debt issuance cost, current portion	2,020	1,960
Related party payables, net	71	71
Deferred revenues, current portion	-	275
Paycheck Protection Program Loan	-	436
Insurance premium liability and other current liabilities	640	959
Total current liabilities	3,929	5,357

Loan due to Juvenescence, net of debt issuance cost, net of current portion	5,334	3,900
Deferred revenues, net of current portion	-	64
TOTAL LIABILITIES	9,263	9,321

Commitments and contingencies

STOCKHOLDERS’ DEFICIT
Preferred stock, $0.0001 par value, authorized 5,000 shares; none issued and outstanding as of March 31, 2021 and December 31, 2020	-	-
Common stock, $0.0001 par value, 100,000 shares authorized; and 37,935 and 37,691 shares issued and outstanding as of March 31, 2021 and December 31, 2020, respectively	4	4
Additional paid-in capital	93,095	91,810
Accumulated other comprehensive income	-	143
Accumulated deficit	(99,161)	(97,073)
AgeX Therapeutics, Inc. stockholders’ deficit	(6,062)	(5,116)
Noncontrolling interest	(41)	(280)
Total stockholders’ deficit	(6,103)	(5,396)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$3,160	$3,925

AGEX THERAPEUTICS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(IN THOUSANDS, EXCEPT PER SHARE DATA)

(UNAUDITED)

	Three Months Ended March 31,
	2021	2020

Grant revenues	46	86
Other revenues	10	3
Total revenues	56	89

Cost of sales	(3)	(1)

Gross profit	53	88

Research and development	324	1,221
General and administrative	2,022	1,875
Total operating expenses	2,346	3,096

Gain on deconsolidation of LifeMap Sciences	106	-

Loss from continuing operations before interest and other income (expense), net	(2,187)	(3,008)

Interest expense, net	(243)	(30)
Other income, net	437	5
Loss from continuing operations	(1,993)	(3,033)

Loss from discontinued operations	(103)	(189)

NET LOSS	(2,096)	(3,222)
Net loss attributable to noncontrolling interest from continuing operations	1	-
Net loss attributable to noncontrolling interest from discontinued operations	7	35

NET LOSS ATTRIBUTABLE TO AGEX	$(2,088)	$(3,187)

NET LOSS PER COMMON SHARE:
BASIC AND DILUTED
Continuing operations	$(0.05)	$(0.08)
Discontinued operations	(0.01)	(0.00)
	(0.06)	(0.08)
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
BASIC AND DILUTED	37,729	37,651

AMOUNTS ATTRIBUTABLE TO AGEX:
Loss from continuing operations	$(1,992)	$(3,033)
Loss from discontinued operations	(96)	(154)
NET LOSS ATTRIBUTABLE TO AGEX	(2,088)	(3,187)

AGEX THERAPEUTICS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(IN THOUSANDS)

(UNAUDITED)

	Three Months Ended March 31,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss attributable to AgeX	$(1,992)	$(3,031)
Net loss attributable to noncontrolling interest	(1)	-
Adjustments to reconcile net loss attributable to AgeX to net cash used in operating activities:
Gain on deconsolidation of LifeMap Sciences	(106)	-
Forgiveness of Paycheck Protection Program Loan and accumulated interest	(437)	-
Depreciation expense	-	123
Amortization of intangible assets	33	33
Amortization of right-of-use asset	-	104
Amortization of debt issuance cost	267	47
Stock-based compensation	178	252
Changes in operating assets and liabilities:
Accounts and grants receivable, net	105	11
Prepaid expenses and other current assets	117	201
Accounts payable and accrued liabilities	(346)	345
Related party payables		117
Insurance premium liability	(304)	(314)
Other current liabilities	(54)	(128)
Net cash used in operating activities from continuing operations	(2,540)	(2,240)
Net cash provided by (used in) operating activities from discontinued operations	(90)	176
Net cash used in operating activities	(2,630)	(2,064)

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from the sale of LifeMap Sciences	466	-
Purchase of equipment	-	(4)
Net cash provided by (used in) investing activities from continuing operations	466	(4)
Deconsolidation of cash and cash equivalents from discontinued operations	(50)	-
Net cash provided by (used in) investing activities	416	(4)

CASH FLOWS FROM FINANCING ACTIVITIES:
Draw down on loan facility from Juvenescence	2,000	200
Proceeds from the issuance of common stock	496	-
Partial collection on loan due from LifeMap Sciences	250	-
Repayment of financing lease liability	-	(15)
Net cash provided by financing activities from continuing operations	2,746	185
Partial payment on loan due to AgeX from discontinued operations	(250)	-
Net cash provided by financing activities	2,496	185

Effect of exchange rate changes on cash, cash equivalents and restricted cash	-	(1)

NET INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	282	(1,884)

CASH, CASH EQUIVALENTS AND RESTRICTED CASH:
At beginning of the period	577	2,452
At end of the period	$859	$568